EXHIBIT 2.1

                            ARTICLES OF INCORPORATION
                                       OF
                      DIVERSIFIED RESTAURANT HOLDINGS, INC.

         FIRST: The name of the corporation is Diversified Restaurant Holdings, Inc. (the "Corporation").

         SECOND: The corporation is authorized to issue twenty five million (25,000,000) shares of Common Stock, $.OOI par value, which shall be designated "Common Shares" and five million (5,000,000) shares of Preferred Stock, $.OOI par value, which shall be designated "Preferred Shares." The Preferred Shares shall be designated and issued in such series and upon such terms and conditions as the Board of Directors may from time to time see fit. Such terms and conditions shall include, but not be limited to, the entitlement of the holders of the Preferred Shares to (a) cumulative, non-cumulative or partially cumulative dividends, (b) the preference over any other class or classes of shares as to the payment of dividends, (c) the preference in the assets of the corporation over any other class or classes of shares upon the voluntary or involuntary liquidation of the corporation, (d) the convertibility, if any, into shares of any other class or into shares of any series of the same or anv other class, and (e) voting rights, if any.

         THIRD: The Corporation is organized for the purpose of transacting any and all lawful business.

         FOURTH: The number of directors constituting the initial Board of Directors of the corporation is one and the name and address of the person who is to serve as the initial director is:

                                            Larry M. Reid
                                            4 Via Lucindia North
                                            Stuart, Florida 34996

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         FIFTH: The name and address of the incorporator, the street address of
theCorporation's initial registered office and the name of its initial registered agent at that office are:

                                            Jonathan B. Reisman
                                            5 1 00 Town Center Circle
                                            Boca Raton, FL  33486

         SIXTH: The street address of the initial principal office and the mailing address of the corporation is:

                                            4 Via Lucindia North
                                            Stuart, Florida  34996

         SEVENTH: The Corporation elects not to be governed by Section 607.0901 of the Florida Business Corporation Act.

DATED:  November 17, 19998


-------------------------------------
Jonathan B. Reisman
Incorporator and Initial Registered Agent


                         ACCEPTANCE OF REGISTERED AGENT

         The undersigned registered agent for Diversified Restaurant Holdings, Inc. hereby accepts such appointment and is familiar with, and accepts the obligations of that position.


                                             ---------------------------------
                                             Jonathan B. Reisman

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